EXHIBIT 12.1

                            FINLAY ENTERPRISES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                     FISCAL YEAR ENDED
                                            --------------------------------------------------------------------
                                                                                                       PRO FORMA
                                            JAN. 29,    JAN. 28,    FEB. 3,     FEB. 1,    JAN. 31,    JAN. 31,
                                              1994        1995        1996       1997        1998        1998
                                            --------    --------    --------    -------    --------    --------
EARNINGS:
Income (loss) from operations............   $ 33,819    $ 36,499    $ 48,299    $53,996    $ 61,837     $61,837
                                            --------    --------    --------    -------    --------    --------
FIXED CHARGES:
Interest expense, net (including debt
  issuance costs amortization)...........   $ 25,469    $ 28,488    $ 29,705    $31,204    $ 34,115     $30,530
Interest income..........................         36          26         154         97          98          98
                                            --------    --------    --------    -------    --------    --------
  Total interest expense.................     25,505      28,514      29,859     31,301      34,213      30,628
Capitalized interest.....................         --          --          --         --         660         660
                                            ========    ========    ========    =======    ========    ========
  Total fixed charges....................   $ 25,505    $ 28,514    $ 29,859    $31,301    $ 34,873     $31,288
                                            ========    ========    ========    =======    ========    ========

Earnings divided by fixed charges........       1.3x        1.3x        1.6x       1.7x        1.8x        2.0x
                                            ========    ========    ========    =======    ========    ========